PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
Alombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI Announces Contract Extension
With Revenue Value of Approximately $23 Million

PARSIPPANY, N.J., April 4, 2011 – PDI, Inc. (Nasdaq: PDII), a leading provider of integrated promotional outsource services to health care companies, today announced the extension of a contract sales engagement with an existing Top 5 global pharmaceutical client. The extension began April 1 and will run for the balance of 2011. This program is expected to generate total revenue to PDI of approximately $23 million.

Under the program, PDI will provide the client with a dedicated sales team that will call on primary care physicians.

"The extension of this engagement with a major client reaffirms the high return on investment and strategic flexibility that PDI is able to consistently provide to our customers,” said Nancy Lurker, Chief Executive Officer of PDI, Inc."As a company, we remain intensely focused on delivering optimal value to our customers by developing and deploying the most effective resources and technologies for communicating with physicians and other health care providers.”

About PDI
PDI, with its interactive digital agency Group DCA, is a leading provider of integrated multichannel promotional outsource services to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, innovative multichannel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2010, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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